Exhibit 99.2

First National Corporation Announces $5 Million Stock Repurchase Plan

STRASBURG, Va., December 2, 2019 --- First National Corporation (the “Company” or “First National”) (NASDAQ:FXNC), the parent company for First Bank, today announced that its board of directors has authorized a stock repurchase plan pursuant to which First National may repurchase up to $5 million of the Company’s outstanding common stock.

First National intends to purchase shares periodically through privately negotiated transactions or in the open market in accordance with Securities and Exchange Commission rules. The Company’s board of directors authorized the purchase plan to run through December 31, 2020, unless the entire amount authorized to be repurchased has been acquired before that date. First National intends to fund the repurchase plan with a combination of cash on hand and cash generated from ongoing operations.

There is no guarantee as to the exact number of, or value of, shares that will be repurchased by First National, and First National may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the stock repurchase plan will depend on a number of factors, including First National’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
shavard@fbvirginia.com	sbell@fbvirginia.com